Exhibit 99.77C

Legg Mason Investors
Trust, Inc.
 ("Registrant")
Form N-SAR
For the Six Months Ended
September 30, 2006

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting

A Special Meeting of
Shareholders was held on
November 20, 2006, to
approve an Agreement and
Plan of Reorganization
("Reorganization") of
Legg Mason Investors
Trust, Inc. with respect
to its series Legg Mason
Balanced Trust ("Fund")
whereby the Fund would
transfer all of its
assets and liabilities
to Legg Mason Partners
Capital and Income Fund,
a series of Legg Mason
Partners Income Funds.
The Reorganization was
approved by Fund
shareholders.  It is
anticipated that the
Reorganization will be
effected by March 31,
2007.

Shareholder Meeting
Results (share amounts
are not in thousands):

Affirmative
	2,669,662.964
shares 		54.80%
Against 7
8,211.073 shares
1.61%
Abstain
53,554.331 shares
1.10%